GOLD TORRENT, INC.

960 Broadway Avenue, Suite 530 Boise, ID 83706

Tel: (208) 343-1413 - Fax: (208) 343-1777

www.goldtorrentinc.com

GOLD TORRENT ANNOUNCES

MINE PROJECT AND EQUITY FINANCING

New Board Member Added

BOISE, ID — (Marketwire – Feb 15, 2017) - Gold Torrent, Inc. (OTCQB: GTOR) (“Gold Torrent” or the “Company”), a junior mining company focused on the development of high grade gold properties in North America, announced today that it has entered into a convertible preferred note and investment agreement (the “Agreement”) with CRH Mezzanine Pte. Ltd., a Singapore private limited company (the “Preferred Note Investor”) and CRH Funding II Pte. Ltd., a Singapore private limited company (the “Stream Investor”) for a $2,000,000 convertible preferred note and a $11,250,000 gold and silver prepayment arrangement for the Company’s Lucky Shot Gold Project (the “Project”) near Anchorage, Alaska.

On February 14, 2017 the Company received $1,900,000 in proceeds from the note, net of legal expenses, to be used as part of the Company’s initial investment in the Project.

Concurrent with the closing and funding of the convertible preferred note, the Company and Miranda U.S.A., Inc., a wholly-owned subsidiary of Miranda Gold Corp of Canada (“Miranda”), executed a joint venture operating agreement and formed Alaska Gold Torrent, LLC, an Alaska limited liability company (“Alaska Gold”) under which the Company owns a seventy percent (70%) undivided interest in the Project.

Under the terms of the Agreement, the Company borrowed $2,000,000 from the Preferred Note Investor evidenced by convertible preferred notes which will convert into 15% of the shares of common stock of the Company on a post-money basis on the earlier of: (i) a Canadian Going Public Transaction or (ii) funding of the Gold and Silver Prepayment Agreement (the “Streaming Arrangement”) and following an equity raise by the Company of $5,000,000 or more (of which $2,000,000 will be the conversion of the preferred notes). The obligations under the preferred notes are secured by a first priority security interest in all of the assets of the Company pursuant to the terms of a security and pledge agreement.

The Company also entered into the Streaming Arrangement among the Stream Investor, the Company, Miranda and Alaska Gold, under which the Stream Investor will invest up to US$11,250,000, which will be credited to the Company’s investment in Alaska Gold, as follows:

(i)	US$6,500,000 upon satisfaction of certain Tranche 1 conditions; and,

(ii)	US$4,750,000 upon satisfaction of certain Tranche 2 conditions including receipt of all necessary permits.

The obligations of Alaska Gold under the Streaming Agreement are secured by a deed of trust, and guaranteed by the Company.

In consideration of the $11,250,000 investment by the Stream Investor, Alaska Gold’s Project will deliver 18% of its annual production of refined gold and silver to the Stream Investor until it has received 20,000 ounces of gold equivalent (“Ounces”); 10% of the annual production until an additional 5,000 Ounces have been delivered; and 5% of the annual production thereafter coming from the patented mining claims of Alaska Gold and 2.5% of the production coming from the unpatented mining claims. The delivery of Ounces and the repayments under the Gold and Silver Prepayment Agreement shall be borne entirely from the Company’s interest from its Alaska Gold allocations and cash distributions. Miranda shall be entitled to receive it allocations and the resulting cash distributions using calculations that determine the after-tax cash flow distributions that would have occurred on an “all equity” basis showing cash distributions and allocations assuming the financing had not occurred. The Company is entitled to 90% of the Alaska Gold cash flow until $10,000,000 is returned, 80% until the remainder of its investment in Alaska Gold in excess of $10,000,000 is returned and 70% thereafter.

Alaska Gold is subject to certain events of default under the Gold and Silver Prepayment Agreement including if, from the date of the Tranche 1 drawdown, Alaska Gold fails to produce at least 5,000 and deliver to the Stream Investor at least 1,000 Ounces by the 18th month; produce at least 10,000 and deliver to the Stream Investor at least 2,000 Ounces by the 24th month; produce 20,000 and deliver to the Stream Investor at least 4,000 Ounces by the 36th month; deliver to the Stream Investor at least 10,000 Ounces by the 48th month; deliver to the Stream Investor at least 19,400 Ounces by the 60th month; and deliver to the Stream Investor at least 23,900 Ounces by the 72nd month.

In consideration for the commitments under the Agreement, the Company issued the Preferred Note Investor common stock purchase warrants to purchase two million shares of common stock of the Company at an exercise price of US$0.50 per share for a period of three (3) years from the date of issuance. In conjunction with the transaction, the Company and the Preferred Note Investor also entered into an Investor Rights Agreement, and an Indemnity Agreement. The convertible preferred note and warrants were issued in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D as promulgated by the SEC under the Securities Act.

As part of the Agreement, CRH nominated Mr. Pat Okita, PhD to join the Gold Torrent board of directors and the board has unanimously approved his appointment. Mr Okita joins the board effective today. Mr. Okita earned a PhD in Geology from the University of Cincinnati and has extensive experience in mining research, asset acquisition, joint ventures, fiscal management, project management and geoscience.

Daniel Kunz, Chairman and CEO of Gold Torrent, Inc. stated, “We are very pleased to enter into this transaction with CRH and welcome Pat Okita to our board of directors. The CRH investments allow Gold Torrent to complete its 70% interest in Alaska Gold, capitalize Alaska Gold with funds required to construct a gold recovery plant and re-enter the Lucky Shot Mine, and provide the project with working capital to hire key management and employees to initiate permitting and finalize engineering and planning to initiate construction.”

Peter Yu, Director of CRH stated, “We are fortunate to have the opportunity to partner with Daniel Kunz and his team to bring the high-grade Lucky Shot gold mine back into production. For CRH, this investment adds another high-quality project to our portfolio. We believe that Alaska Gold Torrent has significant scope to expand its resource and production beyond the current mine plan.”

About the Lucky Shot Gold Project:

In March 2016, an updated Canadian NI43-101 standard mineral resource estimate was completed on the Project by Hard Rock Consulting, LLC (“HRC”) resulting in 121,500 ounces of gold contained in 206,500 tonnes grading an average of 18.3 grams per tonne (“g/t”) gold classified as measured and indicated mineral resources. An additional 35,150 ounces of gold contained in 59,000 tonnes grading an average of 18.5 g/t gold are classified as inferred mineral resources, all based on a 5.0 g/t cutoff.

In July 2016, a NI 43-101 preliminary feasibility study (the “PFS”) was completed by HRC resulting in 93,274 ounces of gold contained in 207,000 tonnes grading an average of 14.0 g/t, classified as proven and probable mineral reserves. The PFS includes a mine plan and cost estimate with annual gold production of approximately 25,000 ounces of gold per year (after pre-production and build-up) at a underground mining rate of 200 tonnes per day. The mine plan includes a total of 87,612 ounces gold contained in 174,500 tonnes and a grade of 15.6g/t at an all-in sustaining cash cost of $675.00 per ounce of gold produced. The PFS’s gold recovery plant utilizes gravity-only gold recovery methods, without chemical treatment, and produces no toxic tails. The plant is expected to capture coarse visible gold contained in the mesothermal quartz vein material by crushing and screening the material into multiple size fractions and then separating the gold using jigs, spirals and tables.

Past historical on-site gold production occurred prior to World War II and records show that gravity methods achieved some 89% recovery. Independent test work completed on the quartz material as part of the PFS confirmed gravity-only gold recovery. Historical production records indicate that between 1918 and 1942 some 667,000 ounces of gold were produced from the project area at an average grade of 1.2 oz/ton (37.5 g/t). Historical records, geologic evidence and recent drilling also indicate that the gold is deposited in deep-seated mesothermal quartz veins that plunge at about 30 degrees to depth with continuation of mineralization to at least the mines’ deepest points. The Project has had no down-dip exploration.

The existing Project infrastructure includes approximately 500 meters of underground access via the Enserch adit; lessor-owned man-camp, facilities and used equipment to support mining; and road access. The Project also has a 30-acre mill site on private land adjacent to line electrical power and we plan to transport the high-grade ore from the mine to the plant via a 26-mile road using 20-ton highway haul trucks.

The development plan is to initiate gold production based on the PFS and not based on a full feasibility study of the mineral reserves demonstrating that level of economic and technical viability. Readers are cautioned that there is increased uncertainty and higher risk of economic and technical failure associated with such production decisions.

The scientific and technical disclosure in this press release has been reviewed and approved by Mr. G. Peter Parsley, Professional Geologist, a consultant to the Company, who is a qualified person within the meaning of National Instrument 43-101.

About CRH

CRH Mezzanine and CRH Funding are wholly-owned subsidiaries of Cartesian Royalty Holdings Pte. Ltd. (“CRH”). CRH offers innovative financing structures with the goal of creating long-term growth and value in world-class gold projects around the globe. CRH is an affiliate of Cartesian Capital Group, LLC, a global private equity firm with proven expertise in assisting closely-held companies develop into global market leaders. Cartesian Capital Group manages more than US$2.4 billion in capital and has offices in New York, Sao Paulo, Shanghai, Warsaw, and Bermuda. www.cartesianroyalty.com.

About Gold Torrent, Inc.

Gold Torrent is an exploration and development company with a key project located in Alaska, USA. Gold Torrent’s priority is to develop and advance the Lucky Shot Gold Project, ultimately resulting in gold production, and an increase in value for shareholders. Gold Torrent continues to pursue high-grade gold opportunities in safe mining jurisdictions. www.goldtorrentinc.com.

This press release is neither an offer to sell, nor a solicitation of offers to purchase, securities.

Forward Looking Statements: This news release contains forward-looking statements regarding future events and Gold Torrent’s future results that are subject to the safe harbors created under the U.S. Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable Canadian securities laws. Forward-looking statements include, among others, estimates of resources. These statements are based on current expectations, estimates, forecasts, and projections about Gold Torrent’s exploration projects, the industry in which Gold Torrent operates and the beliefs and assumptions of Gold Torrent’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions and references to future periods, are intended to identify such forward-looking statements. Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including such factors as the results of exploration activities and whether the results continue to support continued exploration activities, unexpected variations in ore grade, types and metallurgy, volatility and level of commodity prices, the availability of sufficient future financing, potential changes to royalties and taxes imposed by the Alaska government and other matters discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, and our other periodic and current reports filed with the SEC and available on www.sec.gov. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

The Company undertakes no obligation to update or revise such forward-looking statements to reflect new information, events or circumstances occurring after the date of this press release.

FOR MORE INFORMATION CONTACT:
Daniel Kunz
dan.kunz@goldtorrentinc.com
960 Broadway Ave., Suite 530
Boise, Idaho 83706
Office: 1-208-343-1413

The above news release has been provided by the above company via the OTC Disclosure and News Service. Issuers of news releases and not OTC Markets Group Inc. are solely responsible for the accuracy of such news releases.